Exhibit 99.3

Legato Merger Corp. Announces Closing of Full Overallotment Option From Initial Public Offering

New York, NY, Jan. 25, 2021 (GLOBE NEWSWIRE) -- Legato Merger Corp.(NASDAQ: LEGOU) (the “Company”) announced today that it consummated the sale of an additional 3,075,000 units pursuant to the over-allotment option granted to the underwriters in the Company’s initial public offering.  The units were sold at $10.00 per unit generating total additional gross proceeds of $30,750,000.  The units were listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LEGOU” and began trading on Wednesday, January 20, 2021.  Each unit consists of one share of common stock and one warrant to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on Nasdaq under the symbols “LEGO” and “LEGOW,” respectively.  Of the proceeds received from the consummation of the initial public offering, including the over-allotment option, and simultaneous private placements of units, $235,750,000 (or $10.00 per share sold in the offering) was placed in trust.

EarlyBirdCapital, Inc. acted as the sole book running manager for the offering. I-Bankers Securities, Inc. acted as co-manager.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission on January 19, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Legato Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company currently intends to focus on target businesses in the renewables, infrastructure, engineering and construction and industrial industries.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
David D. Sgro
Chief Executive Officer
Legato Merger Corp.
212-319-7676